Exhibit 10.25

                          ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") dated as of December 4, 2001 is between Naplak Nomis, Inc. (the "Buyer"), and The Balson-Erlanger Group Ltd. (the "Seller").

         In consideration of the mutual agreements contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                        PURCHASE AND SALE OF ASSETS
                   AND ASSUMPTION OF CERTAIN LIABILITIES

         1.1 Purchase and Sale of Assets. At the Closing (as defined in
Section 2.3), Seller shall sell to Buyer and Buyer shall purchase from Seller all of the Inventory (such term and other capitalized terms used and not otherwise defined herein having the meanings assigned to them in
Article X) of Seller's retail/home crafts and sewing business (the "Business"). Schedule 1.1 hereto lists all of the Inventory and sets forth Seller's cost for such Inventory and the amount of each type of such Inventory.

         1.2 Other Assets. At the Closing, Seller shall sell to Buyer and Buyer shall purchase from Seller, for $1, the following additional assets (together with the Inventory, the "Acquired Assets"):

               (i) Subject to Section 2.4, all unfilled orders or portions thereof from customers of the Business (all such orders are set forth on Schedule 1.2 (i) hereto);

               (ii) All of the Intellectual Property, as more particularly set forth on Schedule 10-B hereto, and Assigned Claims;

               (iii) Subject to Section 2.4, all of Seller's rights under the License Agreements (as defined in Section 1.3) and the other Assumed Contracts (as defined in Section 1.3);

               (iv) Seller's AS400 computer, printers related thereto, and Seller's proprietary software related thereto (the "AS400 Software");

               (v) Seller's telephone system hardware and software related thereto;

               (vi) Subject to Section 2.4, all of Seller's rights under the equipment leases as set forth on Schedule 1.2(vi) hereto; and

               (vii) Certain furniture and office materials as mutually agreed by the parties and set forth on Schedule 1.2(vii) hereto.


         1.3 Liabilities Assumed. Buyer shall assume as of the Closing Date and thereafter shall discharge and satisfy the following obligations and liabilities of Seller in accordance with the terms thereof (the "Assumed Liabilities"): (i) all of the obligations of Seller accruing and arising on and after the Closing Date under those Contracts (as defined in Section 10.1) listed on Schedule 1.3(a) hereof, (ii) all of the obligations of Seller with respect to the open portion of any purchase orders from customers of the Business (the "Assigned Customer Orders") and purchase orders or commitments to suppliers and processors relating to the Business ("Assigned Purchase Orders"), and (iii) all of the obligations of Seller accruing and arising on and after the Closing Date under those license agreements listed on Schedule 1.3(b) hereof ("License Agreements" and, together with the Assigned Purchase Orders and the Assigned Customer Orders, the "Assumed Contracts").

         1.4 Transition Services. Buyer agrees that for the period beginning on the Closing Date and ending on the date Buyer terminates its use of a portion of Seller's offices located at 1040 Avenue of the Americas, New York, New York 10018 (the "Premises"), Buyer shall promptly reimburse Seller upon presentation of an invoice therefor, an amount equal to its pro rata share of the expenses related to the use of the Premises, including without limitation a pro rata portion of the rent and utilities expenses and telephone expenses. Pro rata expenses shall be determined based upon the percent of square feet of the Premises devoted to the Business during this period. Buyer agrees to terminate its use of the Premises on or before December 31, 2001.

                                ARTICLE II

                   CONSIDERATION FOR TRANSFER AND CLOSING

         2.1 Purchase Price. Buyer will pay Seller an aggregate purchase price (the "Purchase Price") equal to (i) the book value of the Inventory as of the Closing Date, which shall be Seller's cost for such Inventory as set forth on Schedule 1.1 hereof plus (ii) the sum of all amounts paid by Seller for freight charges with respect to work in process Inventory (at the rate of 2 1/2(cent) per yard) relating to shipment of Inventory prior to Closing minus (iii) the amounts of advances, deposits or prepayments received by Seller from Buyer prior to the Closing pursuant to certain sales of Inventory from Seller to Buyer. Buyer and Seller agree that Buyer will hold back an amount equal to $50,000 of the Purchase Price (the "Hold Back Amount") pursuant to the terms of Section 2.6.

         For the purposes of this Agreement, the book value of greige goods located at United States-based converters shall be the dollar amount paid by Seller for such greige goods and the book value of finished goods located at United States-based converters shall be the dollar amount paid by Seller for such goods plus the dollar amount paid by Seller for the finishing of such goods, including without limitation dyeing costs.

         2.2 Allocation of the Purchase Price. The Purchase Price will be allocated by Buyer and Seller among the Acquired Assets as set forth on
Schedule 2.2 hereof. Each party agrees to report this transaction for Federal and State tax purposes in accordance with this allocation of the Purchase Price.

         2.3 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement will take place at the offices of Wollmuth Maher & Deutsch LLP, 500 Fifth Avenue, New York, New York at 10:00 a.m. on such date as the parties shall mutually agree (the "Closing Date"); provided, however, that the Closing Date shall not be later than December 19, 2001.

               (a) Deliveries by Seller. At the Closing, Seller will deliver to Buyer (i) a duly executed General Bill of Sale and Assignment and Assumption Agreement in the form annexed hereto as Exhibit A ("Bill of Sale"), which shall include the assignment of all Intellectual Property and the assignment and assumption of the License Agreements and other Assumed Contracts; (ii) executed copies of the permits, consents and lien release documents referred to in Sections 8.2 and 8.3 hereof; and (iii) such other instruments and documents as shall be reasonably requested by Buyer to vest in Buyer the title in and to the Acquired Assets and to otherwise comply with the terms of this Agreement.

               (b) Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, (i) the Purchase Price; (ii) a duly executed copy of the Bill of Sale in the form annexed hereto as Exhibit A; and (iii) such other instruments and documents as shall be reasonably requested by Seller to comply with the terms of this Agreement.

         2.4 Consents. Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract, license, lease, sales order, purchase order, insurance policy or other agreement which is nonassignable without the consent of the other party or parties thereto unless such consent shall have been given. Seller agrees to use commercially reasonable efforts to obtain all such consents, provided that Seller shall not be required to make any payment in connection therewith. Whether or not any consent to assignment has been received, Buyer shall make all payments under Assumed Contracts directly to the counterparty. Inventory that is acquired by Seller under any Assumed Contract shall be deemed to have been immediately resold by Seller to Buyer in accordance with the terms hereof. Buyer agrees that no representation, warranty or covenant made herein by Seller shall be breached or deemed breached as a result of Seller's failure to obtain any third party consent to the assignment of any of the Assumed Contracts.

         2.5 Inventory Examination. On the Closing Date, Buyer and Seller shall cooperate in, and each be present at, a review of the Inventory located at S&S North, 140 DeLauanna Avenue, Clifton, New Jersey 07014 ("S&S North") to confirm the amount and cost of such Inventory (the "S&S Inventory") as set forth on such Schedule 1.1 (the "Examination"); provided, that Buyer and Seller agree that the Inventory stored at locations separate from S&S North shall be confirmed, on the Closing Date, by third party confirmations and then reconciled with the books and records of Seller; and provided further, such confirmation of the amount and cost of such Inventory shall be final and not subject to the terms of this
Section 2.5 or Section 2.6. To the extent such confirmations are not received on the Closing Date for any such location, Buyer and Seller shall negotiate in good faith alternative procedures to verify the portion of
Schedule 1.1 reflecting Inventory stored at such location to Buyer's reasonable satisfaction. If the Buyer and Seller agree on the amount and cost of the S&S Inventory, the Examination shall be the final determination of the amount and cost of the S&S Inventory. If Buyer and Seller do not agree on the cost or the amount of the S&S Inventory, then the parties shall attempt to reconcile their dispute in good faith. In the event they are not able to reconcile their dispute within ten (10) business days after the Examination, Buyer and Seller shall submit the dispute to a mutually agreeable auditor (the "Auditor") for a final determination of the amount and cost of the S&S Inventory. The expenses for such auditor shall be equally shared by Buyer and Seller. If Buyer and Seller do not agree within twenty (20) business days after the Examination on the cost and the amount of Inventory stored at any other location than S&S North, such Inventory shall be excepted from the purchase and sale hereunder and the Purchase Price shall be adjusted accordingly.

         2.6 Hold Back Amount. If the final determination of the total cost of S&S Inventory set forth on Schedule 1.1, pursuant to the terms of
Section 2.5, reveals that the total cost of S&S Inventory is (x) less than such cost set forth on Schedule 1.1 (the amount of such difference, the "Inventory Shortfall Amount"), Buyer shall be entitled to retain a portion of the Hold Back Amount equal to the Inventory Shortfall Amount and shall promptly, but no later than ten (10) business days after the Examination or the final determination of the Auditor, as the case may be, remit to Seller an amount equal to the Hold Back Amount minus the Inventory Shortfall Amount; provided that if the Inventory Shortfall Amount exceeds the Hold Back Amount, Buyer shall retain the Hold Back Amount and Seller shall refund to Buyer a portion of the Purchase Price equal to any such excess; or (y) greater than such cost set forth on Schedule 1.1 (the amount of such difference, the "Inventory Excess Amount"), Buyer shall promptly, but no later than ten (10) business days after the Examination or the final determination of the Auditor, as the case may be, remit to Seller an amount equal to the Hold Back Amount plus the Inventory Excess Amount.

                                ARTICLE III

                       REPRESENTATIONS AND WARRANTIES
                               OF THE SELLER

         Seller represents, covenants and warrants to Buyer as set forth below. Each of such representations and warranties are correct and complete as of the Closing:

         3.1 Corporate Organization, Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

         3.2 Authorization, Etc. Seller has full corporate power and authority and has taken all corporate action necessary: (i) to own or lease and operate the Acquired Assets; (ii) to enter into this Agreement; and
(iii) to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally.

         3.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Incorporation or By-Laws of Seller, or result in the encumbrance upon any of the Acquired Assets or violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority binding upon Seller.

         3.4 No Undisclosed Liabilities; Etc. Except as set forth on
Schedule 3.4, Seller has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which relate to the Business that are not otherwise trade liabilities incurred by Seller in the ordinary and usual course of business and in a manner consistent with Seller's historical practices.

         3.5 Sales and Gross Margin Information. Set forth in Schedule 3.5 are the sales of the Business, in dollars, and the gross margin for such sales for the eight months ended August 31, 2001. Based on the information in Schedule 3.5, the Company believes that average gross margin for the Business for the eight months ended August 31, 2001 was approximately 20%. The results for such eight-month period contain an amount of clearances of aged goods at a discount to the book value of such goods.

         3.6 Title to Properties; Encumbrances. Except as set forth in
Schedule 3.6, the Seller has good, valid and marketable title to all the Acquired Assets and, as of the Closing, all the Acquired Assets will be free of liens, claims and encumbrances.

         3.7 Litigation. Except as set forth in Schedule 3.7, there is no action, order, writ, injunction, judgment or decree, or any claim, suit, litigation, labor dispute, arbitrational action, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best of Seller's knowledge, threatened against or involving the Business or the Acquired Assets, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby; and the Seller has not received any notice for any such action, proceeding or investigation. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may reasonably be expected to have an adverse effect on the Business or the Acquired Assets.

         3.8 Consents. Schedule 3.8 sets forth and identifies, including the name of the party and the address, all consents, assignments, releases, waivers, and approvals required of any person, entity or other third party necessary for the consummation of the transactions contemplated hereby, including but not limited to under the License Agreements and the other Assumed Contracts.

         3.9 Compliance with Law. Except as set forth on Schedule 3.9, the Business has been conducted in all material respects in accordance with and is in compliance with, or in conformity in all material respects with all applicable laws, statutes, rules, orders, ordinances, judgments, decrees, or regulations and other requirements of all governmental authorities having jurisdiction over Seller.

         3.10 Brokers and Finders. Neither Seller nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and Seller agrees to indemnify and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction.

                                ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as set forth below. Each of such representations and warranties are correct and complete as of the
Closing:

         4.1 Corporate Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

         4.2 Authorization, Etc. Buyer has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding agreement of Buyer enforceable in accordance with its terms.

         4.3 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and Buyer agrees to indemnify and hold Seller harmless from any liability, loss, cost, claim and/or demand that any broker or finder employed by Buyer may have in connection with this transaction.

         4.4 Binding Obligation. This Agreement constitutes the legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally.

         4.5 Litigation. There is no judicial or administrative action, suit, proceeding or governmental investigation pending or, to the best of Buyer's knowledge, threatened before any court or tribunal or governmental instrumentality by or against Buyer which question the validity of this Agreement or the transactions contemplated hereby.

                                 ARTICLE V
                          COVENANTS OF THE SELLER

         Seller covenants and agrees with Buyer that Seller shall use reasonable commercial efforts to obtain, prior to the Closing, all consents, assignments, releases, waivers, approvals, permits, registrations and conveyances necessary and appropriate to be obtained by Seller to effect the consummation of the transactions contemplated hereby, including without limitation, the License Agreements and the other Assumed Contracts.

                                ARTICLE VI
                    ADDITIONAL COVENANTS OF THE PARTIES

         6.1 Seller's Employees. Buyer will extend offers of employment to Seller's employees as of the Closing Date with a hire date effective as of the Closing Date (such employees are hereinafter referred to as the "Rehired Employees"), which offers shall be on terms and conditions which Buyer shall determine in its sole discretion. Nothing contained herein shall be deemed to create in any Rehired Employee any right to be treated by Buyer as other than a new employee of Buyer. Seller shall terminate the employment of all of its employees with respect to the Business as of the Closing Date and shall, except as otherwise provided herein, pay all obligations with respect to such employees, and fulfill all obligations under the applicable employee plans (including any benefits to which such employee is entitled, whether pursuant to an agreement with Seller, applicable law or otherwise) in respect of all periods prior to Closing Date; provided, however, that if Seller provides severance for any employee who becomes a Rehired Employee, Buyer shall reimburse the amount of such severance to Seller. Year-end or holiday bonuses for the calendar year 2001, if any, due and owing Seller's employees shall be the responsibility of Seller only; provided, however, that to the best knowledge of Seller no such bonuses are due and owing such employees. Any and all decisions to offer employment to Rehired Employees shall be made by Buyer in its sole discretion, in compliance with all applicable laws, and Seller shall have no responsibility for any such hiring decision nor any liability related to, or otherwise arising from Buyer's employment of any such employees. A list of the Seller's employees to whom Buyer contemplates making offers of employment is attached hereto as Schedule 6.1(a).

         Nothing contained in this Agreement shall confer upon any employee of Seller, including any Rehired Employee, any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent judgment in modifying any of the terms and conditions of the employment of the Rehired Employees. No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.

         6.2 Use of Name and Change of Name. Effective upon Closing, Seller hereby conveys, sells and transfers to Buyer the exclusive right to use the names "Balson-Erlanger Group Ltd." and "Balson-Erlanger" and any likenesses thereof. The Seller shall file an amendment to its Certificate of Incorporation on the Closing Date so as to change its name and will file as promptly as practicable after the Closing, in all jurisdictions in which it is qualified to do business, any documents necessary to reflect such change in its corporate name or to terminate its qualification therein. Seller shall promptly provide Buyer with copies of all such filed amendments and name changes. Seller reserves an irrevocable, paid-up, nonexclusive, worldwide license (excluding the right to sublicense, other than to a factor or other lender) to use the names "The Balson-Erlanger Group Ltd.", "Balson-Erlanger" and derivatives thereof in connection with (i) the collection of receivables with respect to the Business, (ii) the assertion of claims that are not Assigned Claims and (iii) for a period of not more than 90 days after the Closing Date, for check writing and other administrative purposes.

         6.3 Collections of Accounts Receivable; Settlement of Non-Assigned Claims. All accounts receivable of the Business of the Seller generated prior to the Closing Date, and all claims of Seller that are not Assigned Claims, shall remain the sole and exclusive property of Seller (or Seller's factor, as the case may be). Accordingly, Buyer shall have no authority to grant any markdowns, discounts, allowances, adjustments or other accommodations with respect to accounts receivable generated prior to the Closing Date or to compromise any such claims that are not Assigned Claims. If any payments by customers in respect of accounts receivable generated prior to the Closing Date or payments by processors with respect to claims that are not Assigned Claims are inadvertently paid or credited to Buyer or its factor, Buyer shall, promptly after the receipt thereof, make a payment in like amount to Seller. Similarly, Seller shall have no authority to grant any markdowns, discounts, allowances, adjustments or other accommodations with respect to Buyer's post-Closing Date accounts receivable or with respect to Assigned Claims. Further, in the event that any customer inadvertently pays to Seller or its factor any amount due with respect to an account receivable generated by Buyer subsequent to the Closing Date, Seller shall, or Seller shall use its best efforts to cause its factor, to remit such payment to Buyer. If any payments by customers in respect of post-Closing Date accounts receivable of Buyer are inadvertently paid to Seller or its factor, Seller shall, promptly after the receipt thereof, remit such payment to Buyer. The parties shall, in all instances, cooperate in good faith to resolve disputes concerning their respective accounts receivable and claims, and Buyer shall provide reasonable assistance to Seller with respect to (i) the collection of receivables with respect to the Business, (ii) the assertion of claims that are not Assigned Claims and (iii) other transition matters.

                                ARTICLE VII
                     CONDITIONS TO SELLER'S OBLIGATIONS

         Each and every obligation of Seller to consummate the transactions contemplated by this Agreement or to be performed on the Closing shall be subject to satisfaction, on Closing, of each of the following conditions, unless waived or modified in writing by Seller:

         7.1 Certificates. Buyer shall have furnished Seller with such certificates of Buyer's officers as may be reasonably requested by Seller.

         7.2 Corporate Documents. Seller shall have received from Buyer resolutions certified by the Secretary of the Buyer as adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby.

         7.3 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein, or any of them, not be consummated.

         7.4 Waivers. Seller shall have received a waiver of its obligations related to each of the (i) Employment Agreement, dated as of May 14, 1998, as amended May 8, 2000, between Seller and Hymand Weiner and
(ii) letter agreement, dated October 1, 2000, between Seller and Alex
Wong-Kuon.

                               ARTICLE VIII
                     CONDITIONS TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to consummate the transaction contemplated by this Agreement or to be performed on the Closing shall be subject to the satisfaction, on the Closing, of each of the following conditions, unless waived or modified in writing by Buyer:

         8.1 No Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated.

         8.2 Consents Obtained. All permits, waivers, releases, approvals and consents set forth in Schedule 3.8 necessary for the consummation of the transaction contemplated hereby and for the operation of the business by Buyer, including without limitation all required third party consents to the assignment of Assumed Contracts and Intellectual Property, shall have been obtained.

         8.3 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section 2.3(a) hereof so as to effect the transfer and assignment to Buyer of all rights, title and interest in and to the Acquired Assets and Seller shall have filed (where necessary) and delivered to Buyer all documents necessary to release the Acquired Assets from all encumbrances, which documents shall be in a form reasonably satisfactory to Buyer's counsel.

         8.4 Certificates. Seller shall furnish Buyer with certificates as may be reasonably requested by Buyer.

         8.5 Corporate Documents. Buyer shall have received from Seller (i) a good standing certificate from Seller's state of incorporation dated a date not more than 10 days prior to the Closing; and (ii) resolutions certified by the Secretary of the Seller as adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby.

                                ARTICLE IX

                        SURVIVAL OF REPRESENTATIONS
                      AND WARRANTIES; INDEMNIFICATION

         9.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of Seller and Buyer, as the case may be, contained in this Agreement (including its schedules and exhibits) shall survive the consummation of the transactions contemplated hereby and the Closing Date, without regard to any investigation made by any of the parties hereto. All such representations, warranties, covenants and agreements and all claims and causes of action with respect thereto shall terminate upon expiration of a period of twelve
(12) months beginning from the Closing Date, except for those representations and warranties and claims and causes of action relating to tax or ERISA matters, which shall terminate upon the expiration of the applicable tax or ERISA statute of limitations. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

         9.2 Indemnifications.

               (a) By Seller. Seller shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective representatives, from and against any and all costs, losses, taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (herein "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any material breach of any representation, warranty or the material inaccuracy of any representation, made by Seller in or pursuant to this Agreement; (ii) any material breach of any covenant or agreement made by Seller in or pursuant to this Agreement; (iii) any event or condition existing on or prior to the Closing Date in connection with any of the Acquired Assets; (iv) any bulk sales tax acts; and (v) those liabilities of Seller that are not Assumed Liabilities.

               (b) By Buyer. Buyer shall indemnify, save and hold harmless Seller from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement; or (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement; (iii) any event or condition existing after the Closing Date in connection with any of the Acquired Assets; and (iv) the Assumed Liabilities.

               (c) All claims for indemnification must be asserted within twelve (12) months from the Closing Date, or in the case of an indemnification claim relating to a representation or warranty relating to tax or ERISA matters, before the expiration of the applicable tax or ERISA statute of limitations.

                                 ARTICLE X
                                DEFINITIONS

         10.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

               (i) "Assigned Claims" shall mean all claims of Seller against suppliers and processors with respect to the Inventory and the other Acquired Assets.

               (ii) "Code" means the Internal Revenue Code of 1986, as amended.

               (iii) "Contract" means any agreement, contract, note, loan, personal property lease, evidence of indebtedness, purchase agreement, order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is or may become a party or is or may become bound and which relates to the Business or the Acquired Assets, whether oral or written.

               (iv) [Intentionally Omitted].

               (v) "Intellectual Property" shall mean (a) the names "The Balson-Erlanger Group Ltd." and "Balson-Erlanger", and logos listed on
Schedule 10-A hereto (the "Assigned Marks") and all associated goodwill symbolized thereby or connected therewith, and all registrations and applications with respect thereto, as well as all rights corresponding thereto throughout the world; (b) copyrights, patents, designs, archives, art work, screens, samples, design patents, design registrations, get-up, trade dress and common law rights (including trade secrets, specifications and know-how) relating to the Business, all of which are described on
Schedule 10-B hereto and (c) all goodwill appurtenant to any of the foregoing.

               (vi) "Inventory" shall mean all inventory owned by Seller that relates to the Business, including all finished inventory, work in process, raw materials, greige goods, inventory at outside processors, supplies, and inventory in transit existing as of the date hereof.

               (vii) "Other Inventory" means all Inventory of the Company which is not Inventory.

               (viii) "Tax or Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, interest, penalties and additions in connection therewith.

                                ARTICLE XI

                          MISCELLANEOUS PROVISIONS

         11.1 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Buyer or the Seller, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.2 Expenses: Transfer Taxes, Etc. Whether or not the transaction contemplated by this Agreement shall be consummated and except as otherwise provided for in this Agreement, each of the parties agrees that all of the fees and expenses incurred by it shall be borne by it including, without limitation, all fees of counsel, actuaries and accountants. Buyer shall be responsible for and pay when due any sales or transfer taxes or other similar taxes imposed by reason of the transfer of the Acquired Assets.

         11.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed, certified or registered mail with postage prepaid or by overnight delivery by a nationally recognizable delivery service:

               (a)      If to Seller, to:
                        Consoltex Inc.
                        8555 Transcanadian Highway
                        St. Laurent, Quebec
                        Canada H4C 4Z3
                        Attn:  Paul Bamatter

                        with a copy to:

                        Wollmuth Maher & Deutsch LLP
                        500 Fifth Avenue
                        New York, NY  10110
                        Fax: (212) 382-0050
                        Attn:  Kenneth G. Alberstadt, Esq.

or such other person or address as Seller shall furnish to Buyer in writing.

               (b)      If to Buyer, to:

                        Naplak Nomis, Inc.
                        c/o Kaplan-Simon, Inc.115 Messina Drive
                        Braintree, MA 02184
                        Fax: (781) 848-6506
                        Attn: Joseph Kaplan

                        with a copy to:

                        Katz & Cancellieri
                        Two Cabot Place
                        Stoughton, MA  02072
                        Fax: (781) 341-8884
                        Attn:  Alan P. Katz

or to such other person or address as Buyer shall furnish to Seller in writing. Notices shall be deemed given upon receipt.

         11.4 Publicity. Prior to the Closing Date, neither Seller nor Buyer shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party.

         11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law doctrine.

         11.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7 Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

         11.8 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Schedules and all documents required to be delivered thereto and the other documents and certificates delivered pursuant to the terms hereof, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior negotiations, understandings, discussions, agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto whether written or oral.

         11.9 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

         11.10 Assignment. This Agreement shall not be assigned except with the written consent of the other party; provided that Buyer shall be entitled to assign this Agreement to a wholly-owned subsidiary. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.


                           SIGNATURE PAGE FOLLOWS



         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Asset Purchase Agreement as of the date first above written.

                                         NAPLAK NOMIS, INC.


                                           By: /s/ Joseph P. Kaplan
                                               Name:  Joseph P. Kaplan
                                               ---------------------------------
                                               Title:  President


                                         THE BALSON-ERLANGER GROUP LTD.


                                           By: /s/ Paul J. Bamatter
                                               Name: Paul J. Bamatter
                                               ---------------------------------
                                               Title:  Vice President,
                                                       Strategic Planning